Exhibit 2.7

                      NON QUALIFIED STOCK OPTION AGREEMENT


                  THIS AGREEMENT is made as of May 27, 2005 by and between MINRAD INTERNATIONAL, INC., a Delaware corporation, (the "Company") and Laird Cagan (the "Optionee").

                  WHEREAS, the Company has the adopted MINRAD INTERNATIONAL, INC. 2004 Stock Option Plan (the "Plan"); and

                  WHEREAS, the Plan provides for (1) grants of options in exchange for options previously outstanding under the Minrad Inc. 1996 Stock Option Plan as required by the Merger Agreement and Plan of Exchange between the Company and Minrad Inc., and for (2) grants of new options to persons otherwise eligible under the Plan; and

                  WHEREAS, the Company desires to grant to the optionee one or more Non Qualified Stock Options under the Plan to acquire an aggregate of 25,000 shares of common stock of the Company, $.0l par value per share (the "Stock"), either in exchange for outstanding options under the Minrad Inc. 1996 Stock Option Plan or as options issued for the first time, on the terms set forth below.

                  NOW, THEREFORE, the parties hereby agree as follows:

1.       Definitions.

                  Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

2.       Grant of Options

                  Indicate terms that apply.

                  (a) _X_ In exchange for an equal number of Options under the same terms that were previously issued to the Optionee under the Minrad Inc. 1996 Stock Option Plan on December 1, 2004, the Optionee is hereby granted one or more Non Qualified Stock options as indicated under Section 4 (the "Options") to purchase an aggregate of 25,000 shares of Stock, pursuant to the terms of this Agreement and the provisions of the Plan.

                  (b) ___ The Optionee is hereby granted one or more Non Qualified Stock options as indicated under Section 4 (the "Options") to purchase and aggregate of <<Total Shares>>, pursuant to the terms of this Agreement.


3.       Option Price.

                  The exercise price of the Options shall be $1.95 per share of Stock issuable pursuant to the exercise thereof.


4. Conditions to Exercisability.

                  The Options shall become exercisable with respect to the shares of Stock covered by the Option as follows:

                                                             Last Exercise/
                  Number of Shares    First Exercise Date    Expiration Date
                  ----------------    -------------------    ---------------
                  25,000              January 1, 2006        December 31, 2010

5.   Period of Options.

           The Options shall expire on the earliest to occur of:

           (a) The fifth anniversary of the date each Option first becomes exercisable under this Agreement;

           (b) If the Optionee is an employee of the Company, one (1) month following termination of the Optionee's employment with or service to the Company (as the case may be) for any reason other than death or permanent and total disability within the meaning of Section 22(e)(3) of the Code (or any successor provision);

           (c) If the Optionee is an employee of the Company, one (1) year following termination of the Optionee's employment with or service to the Company by reason of the Optionee's death or by reason of the Optionee becoming permanently and totally disabled within the meaning of Section 22(e)(3) of the Code (or any successor provision). In the event of the death of the Optionee, the executors, administrators, legatees or distributees of the estate of the Optionee, and in the event of the Optionee's permanent and total disability (as defined above), the guardian or legal representatives of the Optionee, shall have the right to exercise the Options in accordance with paragraph 6 hereof. In the event the Options are exercised by the executors, administrators, legatees or distributees of the estate of the Optionee, or the guardian or legal representative of the Optionee, the Company shall be under no obligation to issue shares of Stock hereunder unless and until the Company is satisfied that the person (or persons) exercising the Options is the duly appointed executor or administrator or the proper legatee or distributed of the estate of the Optionee, or duly appointed guardian or legal representative of the Optionee, as the case may be.



6.   Exercise of Options.

           (a) The Options shall be exercised with respect to that portion or all of the Options that shall have become exercisable in the following manner. The Optionee shall deliver to the Company written notice specifying the number of shares of Stock which the Optionee elects to purchase. The Optionee must include with such notice full payment of the exercise price for the Stock being purchased pursuant to such notice. Payment of the exercise price must be made in cash or in shares of Stock having a Fair Market value equal to such Option price or in a combination of cash and Stock. In lieu of full payment of the exercise price in cash, upon request of the Optionee, the Company may, in its discretion, allow Optionee to exercise the Options or a portion thereof through a cashless exercise procedure described in the Plan. On exercise of the Options, if the Company is required by law to withhold for the payment of taxes arising with respect to such exercise, such notice of exercise shall also be accompanied by payment in cash or in shares of Stock already owned of the amount of any taxes, which are required by law to be so withheld.


           (b) Upon the disposition of shares of Stock acquired pursuant to the exercise of the Options, the Company shall have the right to require the payment of the amount of any taxes, which are required by law to be withheld with respect to such disposition, if any.

           (c) The Optionee will not be deemed to be a holder of any shares of Stock pursuant to exercise of Options until the date of the issuance of a stock certificate for such shares and until such shares shall have been paid for in full.

7.    Requirements of Law.

           By accepting the Options, the Optionee represents and agrees for the Optionee and his or her transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act of 1933, as amended, is in effect as to shares of Stock purchased upon the exercise of the Options, (a) any and all shares so purchased shall be acquired for the Optionee's personal account and not with a view to or for the sale in connection with any distribution and (b) any certificate or certificates for shares of Stock purchased upon exercise of the Options may contain a legend, in form and content acceptable to the Company, setting forth the restricted nature of such shares of Stock. No certificate or certificates for shares of Stock purchased upon exercise of this Options shall be issued and delivered unless and until, in the opinion of legal counsel for the Company, such shares may be issued and delivered without causing the Company to be in violation of or incur any liability under federal, state or other securities law or any other requirement of law of any regulatory body having jurisdiction over the Company.


8.    Notices.

           Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:


           To Optionee at:          39 Oak Street
                                    Los Altos, California 94022

           To the Company at:       MINRAD INTERNATIONAL INC.
                                    847 Main Street
                                    Buffalo, New York 14203
                                    Attention:  Rich Tamulski
                                    Phone: (716) 855-1068 x202
                                    Fax:  (716) 855-1078

           With a copy to:          Hodgson, Russ, Andrews, Woods & Goodyear LLP
                                    1800 One M&T Plaza
                                    Buffalo, New York 14203
                                    Attn: Robert B. Fleming, Jr., Esq.


           Any notice delivered personally or by courier under this Section shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.


9.    Governing Law.

           This agreement will be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflicts of laws principles.

10.   Construction.

           This Agreement is made under and subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated herein as provisions of this Agreement. If there is a conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern. By signing this Agreement, the Optionee confirms that he has received a copy of the Plan and has had an opportunity to review the contents thereof.


11.   Counterparts.

           This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.






By signing this Non-Qualified Stock Option Agreement, I agree that it replaces the Qualified (Emloyee Incentive) Stock Option Agreement that was previously granted.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.




         MINRAD INTERNATIONAL INC.


         By:________________________________
         William H. Burns, President & CEO




         OPTIONEE:


         By:________________________________
          Laird Cagan